FOR IMMEDIATE RELEASE
For: Great American Financial Resources, Inc.	Contact: Mark F. Muething
250 E. Fifth Street	Executive Vice President
Cincinnati, OH 45202	513-333-5515

Web Site: http://www.gafri.com

GREAT AMERICAN FINANCIAL RESOURCES REPORTS

IMPROVED 1ST QUARTER CORE NET OPERATING RESULTS

CINCINNATI, OHIO - April 26, 2005 - Great American Financial Resources, Inc. ("GAFRI") (NYSE: GFR) today reported net income of $17.8 million ($0.38 per share) for the first quarter of 2005 compared to $17.0 million ($0.36 per share) for the first quarter of 2004.

In addition to net income, GAFRI has consistently utilized "core net operating earnings," a non-GAAP financial measure commonly used in the life insurance industry, as an economic measure. Many investors and analysts focus on this non-GAAP measure which sets aside items that may not be indicative of core operating trends, such as realized gains (losses), loss on retirement of subsidiary trust securities and an accounting change. Core net operating earnings were $18.3 million ($0.39 per share) for the first quarter of 2005 compared to $14.4 million ($0.30 per share) for the first quarter of 2004. The increase in core net operating earnings reflects improved results in each of the Company's lines of business. A reconciliation of this non-GAAP measure to net earnings is included in the accompanying Summary of Earnings.

Statutory premiums were 34% higher in the first quarter of 2005 than in the first quarter of 2004 as a result of increased sales of the Company's single premium annuities. Premiums in 2005 include approximately $100 million of fixed annuity premiums from policyholders of an unaffiliated company in rehabilitation who chose to transfer their funds to GAFRI.

S. Craig Lindner, Chief Executive Officer of the Company, commented, "I am pleased with the Company's increase in core net operating earnings for the 2005 first quarter over the 2004 period. Our supplemental insurance operations continue to produce excellent results. The results of our fixed annuity operations continue to improve as the general level of interest rates have begun to moderate from the historically low levels which existed over the last two years. The recent introduction of a number of fixed annuity products designed to meet the needs of the kindergarten through 12th grade teacher market demonstrates our continued commitment to that market. We have also recently introduced a series of new products designed to meet the needs of our single premium market. GAFRI continues to benefit from the

-more-

operational improvements and cost efficiencies that have been implemented over the last several years. We have an infrastructure that will support significant growth with minimal marginal costs. As a result we continue to pursue growth both organically and through targeted acquisitions."

GAFRI's subsidiaries include Great American Life Insurance Company, Annuity Investors Life Insurance Company, United Teacher Associates Insurance Company, Loyal American Life Insurance Company, and Great American Life Assurance Company of Puerto Rico. Through these companies, GAFRI markets fixed and variable annuities and a variety of supplemental, long-term care and life insurance.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 encourages corporations to provide investors with information about the Company's anticipated performance and provides protection from liability if future results are not the same as management's expectations. Documents may contain certain forward-looking statements that are based on assumptions which management believes are reasonable but, by their nature, inherently uncertain. Future results could differ materially from those projected. Factors that could cause such differences include, but are not limited to: changes in economic conditions, regulatory actions and competitive pressures. Forward-looking statements are made only as of the date of their release and GAFRI does not have any obligation to update any forward-looking statements to reflect subsequent events or circumstances.

Conference Call

GAFRI's results will be discussed as part of a conference call being conducted by American Financial Group, Inc., GAFRI's majority shareholder. The call will be held at 10:00 a.m. (EDT) on Wednesday, April 27. Toll-free telephone access will be available by dialing 1-800-260-8140. Please dial in 5 to 10 minutes prior to the scheduled start time of the call. A replay of the call will also be available two hours following the completion of the call, at around 1:00 p.m. (EDT) and will run until 8:00 p.m. on May 4, 2005. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 91207414. The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG's website, www.afginc.com, and follow the instructions at the Webcast link within the Investor Relations section.

GREAT AMERICAN FINANCIAL RESOURCES, INC.

Summary of Earnings

(In millions, except per share amounts)
	Three months ended March 31,

	2005	2004
Revenues:
Net investment income	$143.9	$127.4
Life, accident and health premiums (a)	92.1	90.3
Other income (b)	25.6	18.5
Total revenues	261.6	236.2

Benefits and expenses:
Benefits to policyholders	149.8	141.6
Insurance acquisition expenses	35.3	30.1
Interest and other financing expenses (c)	6.8	7.8
Other expenses (b)	44.0	36.5
Total benefits and expenses	235.9	216.0

Core operating earnings	25.7	20.2
Related income taxes	7.4	5.8

Core net operating earnings	18.3	14.4

Non-operating items, aftertax:
Realized gains (losses)	(0.5)	5.7
Loss on retirement of subsidiary trust securities	-	(0.9)
Cumulative effect of accounting change (d)	-	(2.2)
Net income	$ 17.8	$ 17.0

Average common shares outstanding - diluted	47.3	47.3

Diluted earnings per share data:
Core net operating earnings	$ 0.39	$ 0.30
Realized gains (losses)	(0.01)	0.12
Loss on retirement of subsidiary trust securities	-	(0.02)
Cumulative effect of accounting change (d)	-	(0.04)
Diluted net income per common share	$ 0.38	$ 0.36

Supplemental Information
Fixed Annuity Premiums (a)	$239.8(e)	$149.4
Variable Annuity Premiums (a)	26.1	27.7

Book value per share	$21.29	$22.20
Book value per share excluding unrealized gains
on fixed maturities	$19.21	$17.64

  For GAAP purposes, annuity premiums are accounted for as deposits rather than revenues.

  The increase in other income and other expenses reflects the operating revenues and expenses of an additional real estate investment acquired in the third quarter of 2004.

  Lower interest expense reflects the refinancing of debt at lower interest rates.

  Reflects the implementation of an accounting change related to long duration contracts mandated by Statement of Position 03-1.

  Includes approximately $100 million received from policyholders of an unaffiliated company in rehabilitation who chose to transfer their funds to GAFRI.